AMENDMENT TO THE

AMERICAN FUNDS RETIREMENT INCOME PORTFOLIO SERIES

INVESTMENT ADVISORY AND SERVICE AGREEMENT

This Amendment to the American Funds Retirement Income Portfolio Series Investment Advisory and Service Agreement, dated August 14, 2015 (the “Agreement”), is entered into effective January 1, 2016 by and between American Funds Retirement Income Portfolio Series (“AFRIS”) and Capital Research and Management Company (“CRMC”), the Investment Adviser to AFRIS. Each of AFRIS and CRMC is referred to herein as a “Party” and together as the “Parties.” All capitalized terms used herein and not otherwise defined shall have the meaning ascribed such term in the Agreement.

RECITALS

WHEREAS, AFRIS and CRMC agree that the relationship between the parties continues to be mutually beneficial and the parties wish to amend the fee structure contemplated in the original Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and of the mutual expectations of benefit occurring from the activities herein contemplated, the Parties hereto agree as follows:

1.	Section 4 is deleted in its entirety and replaced with the following:

“4. The Investment Adviser acknowledges that it receives compensation in its role as investment adviser to the underlying funds in which the Funds are invested and accordingly, the Investment Adviser agrees that its provision of the services under this Agreement shall not be subject to any additional compensation.”

2.	Except as expressly amended hereby, all of the terms and conditions of the Agreement will remain unchanged and will continue to be in full force and effect.

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IN WlTNESS WHEREOF, the Parties hereto have executed this Amendment to the Investment Advisory and Service Agreement as of the day and year first written above.

AMERICAN FUNDS RETIREMENT INCOME PORTFOLIO SERIES

By: /s/ Steven I. Koszalka___________

Name: Steven I. Koszalka

Title: Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By: /s/ Michael J. Downer__________

Name: Michael J. Downer

Title: Senior Vice President and Secretary